Press Release For immediate release
Invesco Ltd. Announces August 31, 2017
Assets Under Management

Invesco Relations Contact:    Brandon Burke    404-439-3468
Media Relations Contact:    Graham Galt    404-439-3070

Atlanta, September 12, 2017 --- Invesco Ltd. (NYSE: IVZ) today reported preliminary month-end assets under management (AUM) of $906.7 billion, an increase of 3.4% month over month. The increase was driven by the Source acquisition, net long-term inflows, PowerShares QQQs inflows, favorable market returns, and higher money market AUM; partially offset by foreign exchange. Excluding the acquisition, assets under management (AUM) increased 0.4% month over month. Completion of the Source acquisition on August 18th increased month-end AUM by $26.3 billion. FX decreased AUM by $2.0 billion. Preliminary average total AUM for the quarter through August 31 were $878.9 billion, and preliminary average active AUM for the quarter through August 31 were $713.3 billion.

Total Assets Under Management
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

August 31, 2017(a)	$906.7	$408.2	$223.2	$54.4	$81.6(b)	$139.3
July 31, 2017	$876.9	$397.6	$211.6	$53.6	$81.3	$132.8
June 30, 2017	$858.3	$391.2	$208.9	$52.2	$76.1	$129.9
May 31, 2017	$859.0	$394.5	$208.4	$51.6	$75.7	$128.8
Active(c)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

August 31, 2017(a)	$717.1	$288.8	$166.1	$54.4	$81.6(b)	$126.2
July 31, 2017	$718.0	$292.7	$164.4	$53.6	$81.3	$126.0
June 30, 2017	$701.7	$287.7	$162.4	$52.2	$76.1	$123.3
May 31, 2017	$699.8	$288.5	$162.0	$51.6	$75.7	$122.0
Passive(c)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

August 31, 2017(a)	$189.6	$119.4	$57.1	$—	$—(b)	$13.1
July 31, 2017	$158.9	$104.9	$47.2	$—	$—	$6.8
June 30, 2017	$156.6	$103.5	$46.5	$—	$—	$6.6
May 31, 2017	$159.2	$106.0	$46.4	$—	$—	$6.8

(a)	Preliminary - subject to adjustment.
(b)	Preliminary - ending money market AUM include $77.1 billion in institutional money market AUM.
(c)	Passive AUM include ETF’s, UIT’s, non-fee earning leverage, foreign exchange overlays and other passive mandates. Active AUM are total AUM less passive AUM.
About Invesco Ltd.
Invesco is an independent investment management firm dedicated to delivering an investment experience that helps people get more out of life. NYSE: IVZ; www.invesco.com.
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